UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): November 28, 2016

MEDIAN GROUP INC.

(Exact Name of Registrant as Specified in Charter)

Texas	5813	75-3016844
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Lot 17.01, Level 17, Tower 2, Bank Rakyat Twin Tower, No. 33, Jalan Rakyat, 50470 Kuala Lumpur, Malaysia	N/A
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	Tel: +603 2714 2020 Fax: +603 2714 2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 2. – Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 24, 2016, Median Group Inc. (“MGI”) entered into an agreement to dispose of its 50.01% interests in Naim Indah Mobile Communications Sdn. Bhd. (“NIMC”) to ASN Satellites Sdn. Bhd. (“ASSB”) for RM1,000,001 or about US$238,095. The consideration was arrived at after arm’s length negotiations and represents the initial investments made by MGI into NIMC. As a result of this disposal, MGI would record a modest gain on the disposal of NIMC in the accounts of MGI. ASSB is owned by certain directors of MGI.

NIMC is a Network Service Provider (“NSP”) and Application Service Provider (“ASP”) licensed under the Malaysia Communications and Multimedia Commission and is in the business of providing digital telecommunication products and services. Grid Mobile Sdn. Bhd. (“Grid Mobile”), a wholly owned subsidiary of MGI and NIMC are in advance discussion to enter into an exclusive business partnership for Grid Mobile to be the exclusive sales and marketing arm of NIMC, providing telecommunication products and services. MGI is also in discussion with ASSB for ASSB to grant a put option to MGI to acquire the 50.1% interests in NIMC within the next 5 years. Further announcements will be made when we have entered into definitive agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2016	MEDIAN GROUP INC.

By: /s/ ANDREW HWAN LEE
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Name: ANDREW HWAN LEE
Title: President, Chief Executive Officer, Director